INDUSTRIAL MULTI-TENANT LEASE

BETWEEN

AMB HTD - BEACON CENTRE, LLC

AS LANDLORD

AND

CARGO CONNECTION LOGISTICS CORP.

AS TENANT

AT

BEACON CENTRE, MIAMI, FLORIDA

AMB HTD - BEACON CENTRE, LLC
INDUSTRIAL MULTI-TENANT LEASE

1. Basic Provisions ("Basic Provisions").

1.1 Parties: This Lease ("Lease") dated Sept. 30, 2004, is made by and between AMB HTD - BEACON CENTRE, LLC, a Florida limited liability company ("Landlord") and CARGO CONNECTION LOGISTICS CORP., a Delaware corporation ("Tenant") (collectively the "Parties," or individually a "Party").

1.2 Premises: Approximately 36,017 rentable square feet of space outlined on **Exhibit A** attached hereto (which includes approximately 5,500 square feet of office space) (the "Premises"), of the industrial building known as Building 20 ("Building"), and located at 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126. The Building is located in the industrial center commonly known as Beacon Centre. Tenant shall have non-exclusive rights to the Common Areas (as defined in Paragraph 2.2 below), but shall not have any rights to the roof, exterior walls or utility raceways of the Building or to any other buildings in the Industrial Center. The Premises, the Building, the Common Areas, the land upon which they are located and all other buildings and improvements thereon are herein collectively referred to as the "Industrial Center."

1.3 Term: Five (5) years and five (5) months, plus the period of time from the Commencement Date (as hereinafter defined) through the Rent Commencement Date (as hereinafter defined) ("Term").

For purposes of this Lease: (i) the "Commencement Date" shall be September 30, 2004; and (ii) the "Rent Commencement Date" shall be the last to occur of November 1, 2004, or the date that Landlord achieves Substantial Completion of the Demising Wall (as such terms are defined in the Landlord's Construction of the Improvements Addendum attached hereto); and (iii) the "Expiration Date" shall be five (5) years and five (5) months after the Rent Commencement Date, plus (if the Rent Commencement Date is not the first day of a calendar month), any partial calendar month in which the Rent Commencement Date falls, so that the Expiration Date will be on the last day of a calendar month. The Commencement Date, Rent Commencement Date, and Expiration Date shall be confirmed pursuant to the Commencement Date Certificate Addendum.

To the extent allowed by applicable codes and so long as Landlord's construction of the Demising Wall (as hereinafter defined) is not delayed, Tenant will be permitted to have access to the office portion of the Premises (but not any of the warehouse portion) from and after the Commencement Date. Except for the payment of Rent, Tenant shall observe and perform all of its obligations under this Lease from and after the Commencement Date. However, Tenant, at its expense, may begin to install its trade fixtures and equipment in the warehouse portion prior to the Rent Commencement Date; provided, however, that no such installation prior to the Rent Commencement Date shall in any way delay or interfere with Landlord's construction of the Demising Wall and Tenant shall arrange a meeting to coordinate with Landlord prior to any such pre-Rent Commencement Date installation in the warehouse portion. Any such pre-Rent Commencement Date installation of trade fixtures and equipment shall be at Tenant's sole risk, and if at any time such entry shall cause disharmony, impediment, or interference with the construction of the Demising Wall, then Tenant's right to enter the warehouse portion of the Premises prior to the Rent Commencement Date may be withdrawn by Landlord upon 48 hours' notice to Tenant. Such access shall at all times be subject to the Landlord's reasonable rules and regulations regarding such access.

1.4 Base Rent: Base Rent is abated from the Commencement Date through the Rent Commencement Date. Commencing on the Rent Commencement Date, Base Rent shall be as follows:

LEASE MONTH	ANNUAL BASE RENT RATE PER SQUARE FOOT	MONTHLY BASE RENT (NOT INCL. SALES TAX)
1-5	$0.00	$ 0.00
6-17	$6.95	$20,859.85
18-29	$7.19	$21,580.19
30-41	$7.44	$22,330.54
42-53	$7.70	$23,110.91
54-65	$7.97	$23,921.29

1.4A Prepaid Base Rent: $22,320.04 (includes sales tax) (due upon execution of Lease; to be applied to first full month Base Rent is due).

1.5 Tenant's Share of Operating Expenses ("Tenant's Share") (and subject to Paragraph 4.2(f)):

(a) Industrial Center 16.8% (based on square footage of Building)

(b) Building (214,644 square feet) 16.8%

1.5A Base Year: Calendar year 2005.

1.6 Tenant's Estimated Monthly Rent Payment: Following is the monthly Rent payment to Landlord pursuant to the provisions of this Lease solely for the first (1st) year of this Lease (commencing on the Rent Commencement Date), subject to adjustment pursuant to the provisions of this Lease, including that, as set forth in Special Terms Addendum, Tenant's obligation to pay its proportionate share of increases in Operating Expenses shall commence as of the beginning of the first full calendar year following the Base Year:

(a)	Base Rent (Paragraph 4.1)	$	20,859.85
(b)	Operating Expenses (Paragraph 4.2; excluding Landlord Insurance, Real Property Taxes, and HVAC)	$	0.00
(c)	Landlord Insurance (Paragraph 8.3)	$	0.00
(d)	Real Property Taxes (Paragraph 10)	$	0.00
(e)	HVAC maintenance (Paragraph 4.2)	$	N/A
(f)	Florida State Sales and Use Tax (Paragraph 4.3)	$	1,460.19
	Estimated Monthly Payment	$	22,320.04

1.7 Security Deposit: $41,719.70 (excludes sales tax) ("Security Deposit") (cash or Letter of Credit; due within thirty (30 days after the date of this Lease). For purposes of the Security Deposit, Tenant, at its option, shall have the right to post a Letter of Credit in lieu of a cash Security Deposit. The Letter of Credit shall be irrevocable, unconditional, and transferable, and shall comply with the provisions of Exhibit G, attached hereto and made a part hereof. If Tenant firsts post a cash Security Deposit and then elects to replace it with a Letter of Credit, then Landlord will return the cash Security Deposit promptly after Landlord's receipt of the Letter of Credit.

Landlord agrees that, if no Default, or event which, with the passing of time or giving of notice would constitute a Default, exists under this Lease as of the beginning of the eighteenth (18th) month of the Term, then Landlord will return one-half (1/2) of the Security Deposit to Tenant, and the remaining half shall continue to be held by Landlord as security for Tenant's obligations under this Lease as provided herein.

1.8 Permitted Use ("Permitted Use"): Commercial warehouse, with incidental office use, for shipping and logistics company.

1.9 Guarantor: N/A

1.10 Addenda and Exhibits: Attached hereto are the following Addenda and Exhibits, all of which constitute a part of this Lease:

(a) Addenda:

Landlord Remedies in the Event of Tenant Default (State of Florida)
Special Terms
Commencement Date Certificate
Substitute Space
Landlord's Construction of the Improvements; Plus Moving Allowance
Option to Extend

(b) Exhibits:

Exhibit A: Description of Premises
Exhibit B: Rules and Regulations
Exhibit C: Environmental and Use Questionnaire
Exhibit D: Landlord's Waiver of Lien and Security Interest
Exhibit E: Glossary
Exhibit F: Move-Out Standards

1.11 Address for Rent Payments: All amounts payable by Tenant to Landlord shall until further notice from Landlord be paid to Landlord at the following address:

AMB Property, L.P.
Box 281995
Atlanta, Georgia 30384-1595

1.12 Brokers: Codina Realty Services, Inc.•Oncor International (representing Landlord); Codina Realty Services, Inc.•Oncor International and Atlanta South Commercial Properties, Inc. (representing Tenant). (Different individuals at Codina Realty Services, Inc.•Oncor International represent each of Landlord and Tenant.)

1.13 Number of Parking Spaces: Forty-nine (49) unassigned spaces in the parking area for the Building. In addition, Tenant has the exclusive use of the loading area directly in front of the loading doors that are located immediately adjacent to the rear of the Premises.

2. Premises, Parking and Common Areas.

2.1 Letting. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants and conditions set forth in this Lease. Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent and/or Operating Expenses is an approximation which Landlord and Tenant agree is reasonable and the Base Rent and Tenant's Share based thereon is not subject to revision whether or not the actual square footage is more or less.

2.2 Common Areas - Definition. "Common Areas" are all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Industrial Center and their respective employees, suppliers, shippers, tenants, contractors and invitees.

2.3 Common Areas - Tenant's Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions and restrictions governing the use of the Industrial Center.

2.4 Common Areas - Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable Rules and Regulations (Exhibit B), including signage, with respect thereto in accordance with Paragraph 16.19.

2.5 Common Area Changes. Landlord shall have the right, in Landlord's reasonable discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas in connection with an expansion of the Industrial Center;

(d) To add additional buildings and improvements to the Common Areas in connection with an expansion of the Industrial Center (and Tenant's Share shall be adjusted accordingly);

(e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Industrial Center, or any portion thereof, but without materially interfering with the business of Tenant; and

(f) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

Notwithstanding the foregoing, Landlord shall not make any change to the Common Areas that would substantially interfere with the conduct of Tenant's business for the Permitted Use and in connection with any material change of the Common Areas, Landlord shall give Tenant at least five (5) business days prior written notice thereof.

3. Term.

3.1 Term. The Commencement Date, Expiration Date and Term of this Lease are as specified in Paragraph 1.3.

3.2 Delay in Demising Wall. Notwithstanding anything to the contrary contained in this Lease, if Landlord has not achieved Substantial Completion of the Demising Wall (as such terms are defined in the Landlord's Construction of the Improvements Addendum hereto) by November 1, 2004 (the "Completion Date") (subject to any delays caused by Tenant, and subject to force majeure events and other delays beyond Landlord's reasonable control), then, as Tenant's sole and exclusive remedy, Tenant shall receive a credit against the Base Rent to become due under this Lease, such credit to be equal to one (1) day's Base Rent for each day of Landlord's delay beyond the Completion Date that Landlord has not achieved Substantial Completion of the Demising Wall.

3.3 Commencement Date Certificate. At the request of Landlord, Tenant shall execute and deliver to Landlord a completed certificate ("Commencement Date Certificate") in the form attached hereto as an addendum.

4. Rent.

4.1 Base Rent. Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as "Additional Rent") in lawful money of the United States, without offset or deduction, in advance on or before the first day of each month. Base Rent and Additional Rent for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant. Base Rent and Additional Rent are collectively referred to as "Rent". All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be rent. No payment by Tenant or receipt by Landlord of rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment

without prejudice to Landlord's right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord.

4.2 Operating Expenses. Tenant shall pay to Landlord on the first day of each month during the term hereof, in addition to the Base Rent, Tenant's Share of all Operating Expenses in accordance with the following provisions:

(a) "Operating Expenses" are all costs incurred by Landlord relating to the ownership and operation of the Industrial Center, Building and Premises including, but not limited to, the following:

(i) The operation, repair, maintenance and replacement in neat, clean, good order and condition of the Common Areas, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs and tenant directories.

(ii) Water, gas, electricity, telephone and other utilities servicing the Common Areas.

(iii) Trash disposal, janitorial services, snow removal, property management and life/safety systems.

(iv) Reserves set aside for maintenance, repair and replacement of the Common Areas and Building.

(v) Real Property Taxes.

(vi) Premiums for the insurance policies maintained by Landlord under Paragraph 8 hereof.

(vii) Environmental monitoring and insurance programs.

(viii) Monthly amortization of capital improvements made after the Rent Commencement Date to the Common Areas and the Building if the capital improvements are intended by Landlord in good faith to achieve a verifiable expense savings to the Tenant and/or are intended to comply with laws not in effect on the date of the Lease. The monthly amortization of any given capital improvement shall be the sum of the (i) quotient obtained by dividing the cost of the capital improvement the number of months of useful life of such improvement based on generally accepted accounting principles plus (ii) interest imputed on the unamortized portion at the interest rate customarily utilized by Landlord in its amortization of capital improvements and shall be uniformly applied to all similarly affected tenants.

(ix) Maintenance of the Building including, but not limited to, painting, caulking and repair and replacement of Building components, including, but not limited to, roof, elevators and fire detection and sprinkler systems.

(x) Maintenance of heating, ventilating and air conditioning systems ("HVAC").

(xi) If Tenant fails to maintain the Premises, any expense reasonably incurred by Landlord for such maintenance.

(b) Tenant's Share of Operating Expenses that are not specifically attributed to the Premises or Building ("Common Area Operating Expenses") shall be that percentage shown in Paragraph 1.5(a). Tenant's Share of Operating Expenses that are attributable to the Building ("Building Operating Expenses") shall be that percentage shown in Paragraph 1.5(b). Subject to the limitations hereinafter set forth, Landlord in its reasonable discretion shall determine which Operating Expenses are Common Area Operating Expenses, Building Operating Expenses or expenses to be entirely borne by Tenant.

(c) The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(a) shall not be deemed to impose any obligation upon Landlord to either have said improvements or facilities or to provide those services.

(d) Tenant shall pay monthly in advance on the same day as the Base Rent is due Tenant's Share of estimated Operating Expenses and other charges payable in the amount set forth in Paragraph 1.6. Landlord shall deliver to Tenant within 90 days after the expiration of each calendar year a reasonably detailed statement showing Tenant's Share of the actual Operating Expenses incurred during the preceding year. If Tenant's estimated payments under this Paragraph 4(d) during the preceding year exceed Tenant's Share as indicated on said statement, Tenant shall be credited the amount of such overpayment against Tenant's Share of Operating Expenses next becoming due. If Tenant's estimated payments under this Paragraph 4.2(d) during said preceding year were less than Tenant's Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 30 days after delivery by Landlord to tenant of said statement, together with reasonable supporting information substantiating the variance. At any time Landlord may adjust the amount of the estimated Tenant's Share of Operating Expenses and HVAC maintenance costs to reflect Landlord's estimate of such expenses for the year.

[subparagraphs (e), (f), and (g) are in the Special Terms Addendum attached hereto]

(h) Exclusions from Operating Expenses. Notwithstanding the foregoing, Operating Expenses exclude (i) expenses incurred in connection with leasing space in the Industrial Center, including, but not limited to, leasing commissions, rents payable for a leasing office (as opposed to an office for property management); (ii) costs, disbursements, and other expenses (including permit, license, and inspection fees) incurred for leasing, renovating, decorating, painting, or redecorating vacant space or improving space for tenants; (iii) Landlord's cost of electricity or any other service sold to a specific tenant, for which Landlord is to be reimbursed as a charge from that tenant separate from the rent and additional rent payable under the lease with that tenant; (iv) depreciation and amortization on the Industrial Center (except as otherwise expressly set forth in this Lease); (v) costs for capital improvements and capital repairs, as determined under generally accepted accounting principles consistently applied (except as otherwise expressly set forth in this Lease); (vi) federal, state, or local income taxes, franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, and penalties or interest for delinquent payment of Real Estate Taxes; (vii) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Industrial Center or for supplies or other materials, to the extent that the costs of the services, supplies, or materials were higher than the cost thereof if they had not been provided by a subsidiary or affiliate (but only to the extent of the excess); (viii) interest on mortgage debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money (except for interest on capital items as expressly provided in this Lease); (ix) compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord, if any; (x) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services and except as would otherwise be permitted by Paragraph 4.2(a)(viii), above, if the item in question was purchased rather than leased; (xi) advertising and promotional expenditures; (xii) repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord to the extent reimbursed by insurance proceeds (and deductibles are permitted to be part of Operating Expenses); (xiii) nonrecurring costs incurred to remedy structural defects in the initial construction of the Building; (xiv) fines or penalties incurred because Landlord knowingly violated any governmental rule or authority; (xv) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Industrial Center to the extent the presence thereof is due to the negligence or willful misconduct of Landlord, its agents, employees, or contractors); (xvi) internal and similar costs or expenses of a partnership, or other entity, which constitutes Landlord and are not directly related to the Industrial Center (such as accounting fees, tax returns and income taxes of such entity); and (xvii) compensation paid to officers, executives, or partners of Landlord above the level of property manager.

(i) During the Term or any extension thereof, but not more than one (1) time per year, and provided that no default exists under this Lease beyond applicable notice and cure periods, Tenant, at its sole cost and expense shall have the right to cause Landlord's books and records with respect to Operating Expenses (including Real Property Taxes) for the twelve (12) month period immediately preceding the date of the billing in question to be audited by an independent certified public accountant (not to include a contingency fee auditor) of Tenant's choosing. Landlord shall cause such books and records to be made available for such inspection during such normal business hours as are prescribed by Landlord and at such location where Landlord regularly keeps its books and records, upon ten (10) business days' prior notification to Landlord. (Prior to the audit commencing, upon Tenant's request, Landlord will reasonably cooperate with Tenant in order to review the billing in question and the back-up documentation therefor, in order to explain any questions Tenant may have prior to Tenant conducting the audit.) Such audit shall be done in accordance with generally accepted accounting principles, consistently applied. If, at the conclusion of such audit, Tenant's audit of such expenses for the preceding year indicates that Tenant made an overpayment to Landlord for such preceding year, Landlord shall credit such amount to Tenant's subsequent payments of Rent, or if the Lease has terminated, and no default exists under the Lease, remit the amount of such overpayment to Tenant within thirty (30) days after receipt of notice from Tenant of the amount of such overpayment. If, at the conclusion of such audit, such audit reveals an underpayment by Tenant, Tenant will remit the amount of such underpayment within thirty (30) days of Tenant becoming aware of such underpayment. Should Landlord disagree with the results of Tenant's audit, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding. With regard to Tenant's initial audit, Tenant, its employees or agents, may not make any make copies thereof, and such books and records and the results of any such audit are to be kept strictly confidential and are not to be made available or published to anyone, unless required by any applicable legal requirement or governmental authority. Landlord shall pay the cost of Tenant's initial audit if the total amount of Operating Expenses used for the calculation of pass-throughs for the year in question exceeded ten (10%) percent or more of the total amount of Operating Expenses that should properly have been used.

4.3 Sales and Use Tax. In addition to the Base Rent, Tenant's Share of Operating Expenses, Real Property Taxes, Landlord Insurance and other charges payable by Tenant under this Lease, Tenant shall be liable for the payment of the Florida sales and use tax and all other taxes of any kind which may be imposed upon the rentals and other charges payable hereunder. Tenant shall pay all such taxes to Landlord monthly together with each and every payment of the Base Rent and other charges payable hereunder, and Landlord shall remit said amount to the appropriate taxing authority.

5. **Security Deposit.** Tenant shall deposit with Landlord upon Tenant's execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Tenant's faithful performance of Tenants obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent or otherwise defaults under this Lease (as defined in Paragraph 13.1), Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss or damage (including attorney's fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in Paragraph 1.7. Landlord shall not be required

to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the term hereof and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease. The acceptance by Landlord of the Security Deposit paid by Tenant shall not render this Lease effective unless and until Landlord shall have executed and delivered to Tenant a fully executed copy of this Lease. In the event of a sale of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser, and upon acceptance by such purchaser, Landlord shall be released from all liability for the return of the Security Deposit. Tenant shall not assign or encumber the money deposited as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment or encumbrance.

6. Use.

6.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord's insurance. Tenant shall not service, maintain or repair vehicles on the Premises, Building or Common Areas. Tenant shall not store foods, drums or any other materials outside the Premises, but Tenant may store pallets and other materials outside only if, and to the extent, required by applicable code or fire insurance underwriting standards. Landlord makes no (and does hereby expressly disclaim any) covenant, representation or warranty as to the Permitted Use being allowed by or being in compliance with any applicable laws, rules, ordinances or restrictive covenants now or hereafter affecting the Premises, and any zoning letters, copies of zoning ordinances or other information from any governmental agency or other third party provided to Tenant by Landlord or any of Landlord's agents or employees shall be for informational purposes only, Tenant hereby expressly acknowledging and agreeing that Tenant shall conduct and rely solely on its own due diligence and investigation with respect to the compliance of the Permitted Use with all such applicable laws, rules, ordinances and restrictive covenants and not on any such information provided by Landlord or any of its agents or employees. Landlord has received no notices from Miami-Dade County that general warehousing and distribution use is not permissible within the existing zoning classification of the Building.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term "Hazardous Substance" as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant's sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord's prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises, or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant's giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises and the environment against damage, contamination or injury and/or liability therefor, including but not limited to the installation (and, at Landlord's option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit. Tenant acknowledges (i) completion of Environmental and Use Questionnaire (Exhibit C) and (ii) Landlord's reliance upon same as a material inducement to enter into the Lease.

Notwithstanding the foregoing, Tenant may receive and transport Hazardous Substances as would be done by freight forwarders generally in the ordinary course of business, subject to Tenant's compliance with all Applicable Requirements, and provided further that all such Hazardous Substances are in containers approved by the appropriate governmental authorities for interstate transportation and such containers are not opened while on the Premises or anywhere in the Industrial Center.

(b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance is located in, under or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c) Indemnification. Tenant shall indemnify, protect, defend and hold Landlord, Landlord's affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys and agents of the foregoing ("Landlord Entities") and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by any of Tenant's employees, agents, contractors or invitees. Tenant's obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Tenant's obligations under this Paragraph 6.2(c) shall survive the expiration or earlier termination of this Lease.

6.3 Tenant's Compliance with Requirements. Tenant shall, at Tenant's sole cost and expense, fully, diligently and in a timely manner, comply with all "Applicable Requirements," which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord's engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within 5 days after receipt of Landlord's written request, provide Landlord with copies of all documents and information evidencing Tenant's compliance with any Applicable Requirements and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance with Law. In addition to Landlord's environmental monitoring and insurance program, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust or ground leases on the Premises ("Lenders") shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same unless a violation of Applicable Requirements exists or is imminent or the inspection is requested or ordered by a governmental authority. In such case, Tenant shall upon request reimburse Landlord or Landlord's Lender, as the case may be, for the costs and expenses of such inspections.

7. Maintenance, Repairs, Trade Fixtures and Alterations.

7.1 Tenant's Obligations. Subject to the provisions of Paragraph 7.2 (Landlord's Obligations), Paragraph 9 (Damage or Destruction) and Paragraph 14 (Condemnation), Tenant shall, at Tenant's sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonable or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Tenant's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

7.2 Landlord's Obligations. Subject to the provisions of Paragraph 6 (Use), Paragraph 7.1 (Tenant's Obligations), Paragraph 9 (Damage or Destruction) and Paragraph 14 (Condemnation), Landlord at its expense and not subject to reimbursement pursuant to Paragraph 4.2, shall keep in good order, condition and repair the roof, foundations and exterior walls of the Building and utility systems outside the Building (provided, however, that annual roof maintenance and general repairs to the roof (not capital items regarding the roof such as replacement) may be included in Operating Expenses). Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall keep in good order, condition and repair the air conditioning systems servicing the Premises, Building roof and Common Areas.

7.3 Alterations. Tenant shall not make nor cause to be made any alterations, installations in, on, under or about the Premises. Nothing in this Lease shall be deemed to be, or construed in any way as constituting, the consent or request of Landlord, expressed or implied, by inference or otherwise, to any person, firm or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration or repair of or to the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Landlord's interest in the Premises. Landlord shall have the right to post and keep posted at all reasonable times on the Premises any notices which Landlord shall be required so to post for the protection of Landlord and the Demised Premises from any such lien. Tenant agrees to promptly execute such instruments in recordable form in accordance with the terms and provisions of Section 713.10, Florida Statutes, as are necessary to give public notice of the terms and conditions hereof. Tenant is hereby informed that Landlord may have already filed a notice in the public records which precludes the Landlord's interest in Building from being subject to the liens of contractors performing work for Tenant.

10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.

10.5 Tenant's Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant's improvements, fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises or stored within the Industrial Center.

11. Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas and cleaning of the Premises, together with any taxes thereon.

12. Assignment and Subletting.

12.1 Landlord's Consent Required.

(a) Tenant shall not assign, transfer, mortgage or otherwise transfer or encumber (collectively, "assign") or sublet all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent which consent shall not be unreasonably withheld, conditioned, or delayed. Relevant criteria in determining reasonability of consent include, but are not limited to, credit history of a proposed assignee or sublessee, references from prior landlords, any change or intensification of use of the Premises or the Common Areas and any limitations imposed by the Internal Revenue Code and the Regulations promulgated thereunder relating to Real Estate Investment Trusts. Assignment or sublet shall not release Tenant from its obligations hereunder. Tenant shall not (i) sublet or assign or enter into other arrangements such that the amounts to be paid by the sublessee or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the sublessee or assignee; (ii) sublet the Premises or assign this Lease to any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the "Code"); or (iii) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 12.1 shall apply to any further subleasing by any subtenant.

(b) A change in the control of Tenant shall constitute an assignment requiring Landlord's consent. The transfer, on a cumulative basis, of fifty-one percent (51%) or more of the voting or management control of Tenant shall constitute a change in control for this purpose.

(c) No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord's consent to any assignment, sublease, or transfer. No such assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, tenant or occupant, as Tenant, or a release of Tenant from the further performance by Tenant of Tenant's obligations under this Lease. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease.

12.2 See Special Terms Addendum attached hereto.

12.3 See Special Terms Addendum attached hereto.

12.4 Permitted Sublease. Notwithstanding anything to the contrary contained in this Paragraph 12, Tenant may sublet up to 3,500 square feet of the office portion of the Premises, without Landlord's consent, to one (1) of Tenant's bona fide freight clients; provided, however, that (i) no such sublease shall relieve Tenant from any liability under this Lease, whether accrued to the date of any such sublease or thereafter accruing, and (ii) any such sublease shall be subject and subordinate to this Lease (including, without limitation, that any termination of this Lease shall automatically and without further notice or instrument terminate the sublease), and (iii) upon written request by Landlord, Tenant shall provide Landlord with a true and correct copy of the sublease as well as a schedule detailing the name of the subtenant, the square footage leased by the subtenant, and the scheduled expiration date of the sublease.

13. Default; Remedies.

13.1 Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant ("Default"):

(a) Failure to pay any installment of Base Rent, Additional Rent or any other monies due and payable hereunder, said failure continuing for a period of five (5) days after written notice of such failure is given to Tenant;

(b) A general assignment by Tenant or any guarantor for the benefit of creditors;

(c) The filing of a voluntary petition in bankruptcy by Tenant or any guarantor, the filing of a voluntary petition for an arrangement, the filing of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by Tenant's creditors or guarantors;

(d) Receivership, attachment, of other judicial seizure of the Premises or all or substantially all of Tenant's assets on the Premises;

(e) Failure of Tenant to maintain insurance as required by Paragraph 8.2 and the continuation of such failure for a period of five (5) business days after written notice of such failure is given to Tenant;

(f) Any breach by Tenant of its covenants under Paragraph 6.2, including a material misrepresentation in completion of Tenant's Environmental and Use Questionnaire (Exhibit C), and is not cured by Tenant within two (2) business days after written notice from Landlord if an emergency situation, or the time prescribed by Applicable Requirements if shorter, or if not an emergency or there is no time prescribed by Applicable Requirements, then within thirty (30) days after written notice from Landlord;

(g) Failure in the performance of any of Tenant's covenants, agreements or obligations hereunder (except those failures specified as events of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for thirty (30) days after written notice thereof from Landlord to Tenant provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such thirty (30) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion; and

(h) The default of any guarantors of Tenant's obligations hereunder under any guaranty of this Lease, or the attempted repudiation or revocation of any such guaranty.

13.2 Remedies. In the event of any Default by Tenant, Landlord shall have the remedies set forth in the Addendum attached hereto entitled "Landlord's Remedies in Event of Tenant Default, State of Florida".

13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of rent or other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 5% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

14. Condemnation.

If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises, or a condemnation results in the number of parking spaces available to Tenant being reduced, and Landlord does not provide comparable parking for Tenant, Tenant may, at Tenant's option, to be exercised in writing within twenty (20) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within twenty (20) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises and this Lease is not terminated as aforesaid. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant for Tenant's relocation expenses and/or loss of Tenants trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. If such funds are not sufficient to complete the repairs so that Tenant can conduct business operations in substantially the same manner as prior to the condemnation (after taking into account the portion of the Premises taken), and Landlord is unwilling to pay the difference, then Tenant may either terminate this Lease upon notice to Landlord or pay the difference to complete the repairs.

15. Estoppel Certificate and Financial Statements.

15.1 Estoppel Certificate. Each party (herein referred to as "Responding Party") shall within ten (10) business days after written notice from the other Party (the "Requesting Party") execute, acknowledge and deliver to the Requesting Party, to the extent it can truthfully do so, an estoppel certificate in the form attached hereto, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

15.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Building, Industrial Center or any part thereof, Tenant and all Guarantors shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such Guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant's financial statements for the past 3 years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

16. Additional Covenants and Provisions.

16.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

16.2 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder not received by Landlord within 10 days following the date on which it was due shall bear interest from the date due at 12% per annum, but not exceeding the maximum rate allowed by law in addition to the late charge provided for in Paragraph 13.3.

16.3 Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

16.4 Landlord Liability. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than Landlord's interest in the Industrial Center and proceeds therefrom. Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

16.5 No Prior or Other Agreements. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and supersedes all oral, written prior or contemporaneous agreements or understandings.

16.6 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours with confirmation of receipt so long as the notice is also contemporaneously sent by one of the other methods described herein, and shall be deemed sufficiently given if served in a manner specified in the Paragraph 16.6. The addresses and facsimile numbers noted adjacent to a Party's signature on this Lease shall be that Party's address for delivery, mailing or facsimile transmission of notices. Either Party may by written notice to the other specify a different address for notice purposes, except that upon Tenant's taking possessing of the Premises, the Premises shall constitute Tenant's address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as noted below Landlord's signature block or as Landlord may from time to time hereafter designate by written notice to Tenant.

16.7 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission, the same shall be deemed served or delivered upon confirmation of receipt of the transmission thereof, provided a copy is also contemporaneously delivered by one of the other methods described herein. If notice is received on a Saturday or a Sunday or a legal holiday, it shall be deemed received on the next business day.

16.8 Waivers. No waiver by Landlord of a Default by Tenant shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default by Tenant of the same or any other term, covenant or condition hereof.

16.9 Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant holds over with the consent of Landlord: (i) the Base Rent payable shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding such expiration or earlier termination; (ii) Tenant's right to possession shall terminate on 30 days notice from Landlord and (iii) all other terms and conditions of this Lease shall continue to apply. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys' fees incurred or suffered by Landlord by reason of Tenant's failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

16.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.

16.11 Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

16.12 Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Industrial Center. In the event of any transfer or transfers of Landlord's interest in the Industrial Center (or Building) to a transferee that assumes its obligations hereunder, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance

of any covenants or obligations on the part of Landlord contained in this Lease, to the extent accruing after the date of the transfer.

16.13 Attorneys' Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys' fees. The term "Prevailing Party" shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to attorneys' fees, costs and expenses incurred in preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

16.14 Landlord's Access; Showing Premises; Repairs. Landlord and Landlord's agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises or to the Building, as Landlord may reasonably deem necessary. Landlord may at any time place on or about the Premises or Building any ordinary "For Sale" signs and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary "For Lease" signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant.

16.15 Signs. Tenant shall not place any signs at or upon the exterior of the Premises or the Building, except that Tenant may, with Landlord's prior written consent, install (but not on the roof) such signs as are reasonably required to advertise Tenant's own business so long as such signs are in a location designated by Landlord. Landlord's consent shall not be unreasonably withheld, conditioned or delayed to the extent the signage complies with the signage criteria established for the Industrial Center by Landlord from time to time. The current sign criteria is set forth in Exhibit B hereto.

16.16 Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies as a direct lease between Landlord and such subtenant. Landlord's failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord's election to have such event constitute the termination of such interest.

16.17 Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions and provisions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

16.18 Subordination; Attornment; Non-Disturbance.

(a) Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or mortgage (collectively, "Mortgage") now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant agrees that any person holding any Mortgage shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease. In the event of Landlord's default with respect to any such obligation, Tenant will give any Lender, whose name and address have previously in writing been furnished Tenant, notice of a default by Landlord. Tenant may not exercise any remedies for default by Landlord unless and until Landlord and the Lender shall have received written notice of such default and a reasonable time (not less than 90 days) shall thereafter have elapsed without the default having been cured. If any Lender shall elect to have this Lease superior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage. The provisions of a Mortgage relating to the disposition of condemnation and insurance proceeds shall prevail over any contrary provisions contained in this Lease.

(b) Attornment. Subject to the non-disturbance provisions of subparagraph C of this Paragraph 16.18, Tenant agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage. In the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord, except that the new owner is responsible for ongoing maintenance and repair obligations which shall continue following a foreclosure, or (iii) be liable for security deposits or be bound by prepayment of more than one month's rent.

(c) Non-Disturbance. With respect to Mortgage entered into by Landlord after the execution of this Lease, Tenant's subordination of this Lease shall be subject to receiving written assurance from the Mortgage holder in a form reasonably acceptable to Tenant and the Mortgage holder (a "non-disturbance agreement") that Tenant's possession and this Lease will not be disturbed so long as Tenant is not in default and attorns to the record owner of the Premises.

(d) Self-Executing. The agreements contained in this Paragraph 16.18 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing or refinancing of Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or non-subordination,

attornment and/or non-disturbance agreement as is provided for herein. Landlord is hereby irrevocably vested with full power to subordinate this Lease to a Mortgage.

(e) As of the date hereof, Landlord's mortgagee is New York Life Insurance Company. Landlord has provided Tenant with such mortgagee's form of Subordination, Non-Disturbance and Attornment Agreement ("SNDA"), and Landlord will request that the lender enter into such agreement. Tenant is responsible for any outside counsel fees, processing fees, and/or other charges or fees charged by such mortgagee in connection with obtaining the SNDA.

16.19 Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors and invitees to abide by all reasonable rules and regulations ("Rules and Regulations," attached as Exhibit B) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees. Landlord shall not be responsible to Tenant for the non-compliance with said Rules and Regulations by other tenants of the Industrial Center.

16.20 Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

16.21 Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not materially interfere with the use of the Premises or the Common Area by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps.

16.22 Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions, including a Special Terms Addendum, if any, shall be controlled by the typewritten or handwritten provisions.

16.23 Offer. Preparation of this Lease by either Landlord or Tenant or Landlord's agent or Tenant's agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

16.24 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

16.25 Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall be the joint and several responsibility of all persons or entities named herein as such Tenant.

16.26 Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that "she" or "he" is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.

16.27 Brokers. Tenant represents and warrants to Landlord that, except for those parties set forth in Paragraph 1.12 (the "Brokers"), Tenant has not engaged or had any conversations or negotiations with any broker, finder or other third party concerning the leasing of the Premises to Tenant who would be entitled to any commission or fee based on the execution of this Lease. Tenant hereby further represents and warrants to Landlord that Tenant is not receiving and is not entitled to receive any rebate, payment or other remuneration, either directly or indirectly, from the Brokers, and that it is not otherwise sharing in or entitled to share in any commission or fee paid to the Brokers by Landlord or any other party in connection with the execution of this Lease, either directly or indirectly. Tenant hereby indemnifies Landlord against and from any claims for any brokerage commissions (except those payable to the Brokers, all of which are payable by Landlord pursuant to a separate agreement) and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

16.28 Usufruct. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein.

16.29 Lease Captions. The captions of this Lease are for convenience only and are not a part of this Lease, and do not in any way define, limit, describe or amplify the terms or provisions of this Lease or the scope or intent thereof.

16.30 Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

16.31 Interpretation. The parties acknowledge that this Lease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption shall be made in favor of either party. No inference shall be made from any item, which has been stricken from this Lease other than the deletion of such item.

16.32 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

The parties hereto have executed this Lease on the dates specified below their respective signatures.

Landlord:

AMB HTD - BEACON CENTRE, LLC,
a Florida limited liability company

By: AMB Property, L.P., a Delaware limited partnership, its sole member

By: AMB Property Corporation, a Maryland corporation, its general partner

By:____________________
David H. Buxbaum, Vice President

Witness:____________________
Print Name:____________________

Witness:____________________
Print Name:____________________

Date:____________________

Address for Notice Purposes:

c/o AMB Property, L.P.
Sixty State Street, Suite 3700
Boston, Massachusetts 02109
Attn: David H. Buxbaum, Vice President
Telephone: 617.531.9000
Facsimile: 617.619.9419

with a copy to:

Codina Real Estate Management, Inc.
8323 N.W. 12th Street
Suite 115
Miami, Florida 33126
Attn: Property Manager
Telephone: 305.477.8700
Facsimile: 305.477.8720

Tenant:

CARGO CONNECTION LOGISTICS CORP.,
a Delaware corporation

By: [signature]
Name: SCOTT GOODMAN
Title: TREASURER

Witness: [signature]
Print Name: JOHN L. UDELL

Witness: [signature]
Print Name: Christopher Madden

Date: 9/30/2004

Address for Notice Purposes:

600 Bayview Avenue
Inwood, New York 11096
Attn: SCOTT GOODMAN
Telephone: 516.239.7000
Facsimile: 516.239.0411

ADDENDUM

LANDLORD'S REMEDIES IN THE EVENT OF TENANT DEFAULT
(State of Florida)

In the event of any Default by Tenant, Landlord may at any time thereafter, with or without notice, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Default:

(a) Terminate Tenant's right to possession of the Premises by any lawful means, in which case the term of this Lease shall expire and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, reasonable attorneys' fees, and any real estate commission actually paid or required to be paid.

(b) Reenter and take possession of the Premises and relet the same for Tenant's account, holding Tenant liable in damages for all expenses incurred by Landlord in any such reletting and for any difference between the amount of rents received from such reletting and those due and payable under the terms of this Lease, and Landlord shall not be deemed to have thereby accepted a surrender of the Premises. In the event Landlord relets the Premises, Landlord shall have the right to lease or let the Premises or portions thereof for such periods of time and at such rents and for such use and upon such covenants and conditions as Landlord, in its sole discretion, may elect, and Landlord may make such repairs and improvements to the Premises as may be necessary. Landlord shall be entitled to bring such actions or proceedings for the recovery of any deficits due to Landlord as it may deem advisable, without being obligated to wait until the end of the term, and commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for further accruals, nor shall anything in this subparagraph (b) limit or prohibit Landlord's right at any time to accelerate all rents and charges due from Tenant to the end of the term, or to terminate this Lease by giving notice to Tenant.

(c) Declare all rents and charges due hereunder immediately due and payable, and thereupon all such rents and fixed charges to the end of the term shall thereupon be accelerated; provided, however, such accelerated amounts shall be discounted to their then present value on the basis of a six percent (6%) per annum discount from the respective dates that such amount should have been paid hereunder. In the event that any charges due hereunder cannot be exactly determined as of the date of acceleration, the amount of such charges shall be determined by Landlord in a reasonable manner based on historical increases in such charges. Prior to or following payment in full by Tenant of such discounted sum promptly upon demand, Landlord shall use good faith efforts to relet the Premises and mitigate its damages, if any. If Landlord receives consideration as a result of a reletting of the Premises relating to the same time period for which Tenant has paid accelerated rent, such consideration actually received by Landlord, less any and all of Landlord's cost of repairs, alterations, additions, redecorating, and other expenses in connection with such reletting of the Premises, shall be a credit against such discounted sum, and such discounted sum shall be reduced if not yet paid by Tenant as called for herein, or if Tenant has paid such discounted sum, such credited amount shall be repaid to Tenant by Landlord (provided said credit shall not exceed the accelerated amount).

(d) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Florida.

Except for notices expressly required by applicable law, Tenant waives notice of termination of this Lease, notice of re-entry or institution of legal proceedings and any right of redemption, re-entry or repossession. The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with, this Lease, the Premises or any claim of injury or damage. In the event Landlord commences any proceeding to remove Tenant from possession of the Premises pursuant to summary proceedings, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings unless the failure to do so would bar Tenant's right to do so in a separate action. In the event Tenant must, because of applicable court rules, interpose any counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant covenant and agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed out of the proceedings instituted by Landlord (and, if necessary, transfer to a court of different jurisdiction), and the proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of each counterclaim or any other claim asserted by Tenant. Tenant hereby consents to the jurisdiction of any state court whose jurisdiction includes the county in which the Premises are located. In the event of any action or proceeding arising from this Lease or any other agreement to which Landlord and Tenant are a party, Tenant hereby stipulates that service of process upon Tenant shall be effective at the Premises if Tenant does not then have a registered agent in the State of Florida.

Every term, condition, agreement or provision contained in this Lease shall be deemed to be also a covenant. The specified remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provision of this Lease. The failure of either party to insist in any one or more cases upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of any such term, covenant, condition, provision, agreement or option. A receipt and acceptance by Landlord of rent or any other payment, or the acceptance of performance of anything required by

this Lease to be performed, with knowledge of the breach of any term, covenant, condition, provision or agreement of this Lease, shall not be deemed a waiver of such breach, nor shall any such acceptance of rent in a lesser amount than is herein provided for (regardless of any endorsement on any check, or any statement in any letter accompanying any payment of rent) operate or be construed either as an accord and satisfaction or in any manner other than as a payment on account of the earliest rent then unpaid by Tenant, and no waiver by Landlord of any term, covenant, condition, provision or agreement of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. In addition to the other remedies provided Landlord in this Lease, Landlord shall be entitled to the immediate restraint by injunction of any violation or attempted or threatened violation, of any of the terms, covenants, conditions, provisions or agreements of this Lease. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord.

ADDENDUM

SPECIAL TERMS

Notwithstanding anything contained within this Lease to the contrary, the following terms and conditions shall apply:

(1) Base Rent. In Paragraph 4.1 of the Lease, in the ninth, eleventh, and twelfth lines, delete "rent" in each and replace it with the following: "Rent."

(2) Operating Expenses. In Paragraph 4.2 of the Lease:

(a) in subparagraph (b), in the second line, delete "(a)."

(b) insert the following as subparagraph (e): "Notwithstanding the foregoing, for purposes of this Lease, Tenant's proportionate share of Operating Expenses shall mean that Tenant shall pay to the Landlord the Tenant's proportionate share of the amount by which the annual Operating Expenses for each calendar year exceed the Operating Expenses incurred during the Base Year specified in Paragraph 1.5A of the Lease. Tenant's obligation to pay its proportionate share of Operating Expenses shall commence as of the beginning of the first full calendar year following the Base Year."

(c) insert the following as subparagraph (f): "It is Landlord's intention not to double charge Tenant for expenses pursuant to Paragraph 4.2 of this Lease. The expenses solely relating to the Building are charged pursuant to Paragraph 4.2 of this Lease. In addition, there are certain expenses that are incurred by Landlord on a park-wide basis (such as, by way of example only and not as a limitation, park-wide security and landscaping of the perimeter berm), which are passed-through to the Building based on the Building's share of the Industrial Center, but such expenses are included within the expenses pursuant to Paragraph 4.2 of this Lease."

(d) insert the following as subparagraph (g): "Notwithstanding anything to the contrary contained herein, in no event shall the total amount of Operating Expenses used for the calculation of pass-throughs for each year of this Lease after the Base Year (other than Real Property Taxes, insurance and Common Area utilities) exceed one hundred five (105%) percent of the total amount of the immediately prior year's Operating Expenses (other than Real Property Taxes, insurance and Common Area utilities), on a cumulative basis. In no event shall there be any cap or other limitation on the pass-through of Real Property Taxes, insurance and Common Area utilities."

(3) Current Compliance with Laws. Insert the following as Paragraph 6.5 of the Lease: "As of the date hereof, Landlord has no actual knowledge of any existing violations of any applicable laws, ordinances, rules, or regulations applicable to the ownership and operation of the Premises (including, without limitation, the Americans With Disabilities Act). To the extent that as of the Rent Commencement Date, the Premises are in violation of any such applicable laws, ordinances, rules, or regulations (except to the extent any such violations are caused by the acts or omissions of Tenant or Tenant's agents, employees, or contractors), then the work required to bring the applicable item into compliance will be promptly performed by Landlord, at its expense."

(4) Tenant's Obligations. In Paragraph 7.1 of the Lease, insert the following at the end: "Without limiting the generality of this Section 7.1, Tenant is responsible for all janitorial and trash removal services for the Premises and the repair, maintenance, as well as all electricity charges for the use, of the HVAC system serving solely the Premises (which shall include, without limitation, a preventive maintenance HVAC service contract, which service contract shall be entered into between Tenant and one of Landlord's approved HVAC contractors. Such service contract shall include, without limitation, preventive HVAC maintenance no less than quarterly)." Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to incur any capital cost associated with the HVAC system to the extent that the useful life of the item in question, under generally accepted accounted principles, would exceed the then remaining term of this Lease.

(5) Landlord's Obligations. In Paragraph 7.2 of the Lease:

(a) in the last line, insert the following after "Premises": "if such air conditioning system does not service solely Tenant's Premises."

(b) insert the following at the end: "Notwithstanding anything to the contrary contained herein, for a period of twelve (12) months following the Rent Commencement Date, provided that Tenant maintains the HVAC service contract described above, Landlord hereby provides a warranty in favor of Tenant to make all repairs or replacements to the HVAC system serving the Premises to the extent that any such repair or replacement is not covered by Tenant's HVAC service contract (and provided further that the need for repair or replacement is not due to the negligence or willful misconduct of Tenant or its agents, employees, or contractors).

In addition, provided that Tenant maintains the HVAC service contract described above, and if the major components of the HVAC system serving the Premises (meaning the compressor, condenser, and evaporator coil) need to be repaired or replaced during the Term and the cost to repair or replace the part in question exceeds $2,500.00 (and provided further that the need for repair or replacement is not due to the negligence or willful misconduct of Tenant or its agents, employees, or contractors), then, to the extent that such repair or replacement is not covered by Tenant's HVAC service contract, Landlord, at its expense, shall be responsible for the costs of such repair or replacement in excess of $2,500.00."

(6) Surrender/Restoration. In Paragraph 7.4 of the Lease, insert the following at the end: "Without limiting the generality of the foregoing, additional provisions regarding the standards applicable to the surrender and vacation of the Premises are attached hereto and made a part hereof as Exhibit F."

(7) Rent Adjustment. Delete Paragraph 12.2 of the Lease in its entirety and replace it with the following: "Landlord and Tenant shall each be entitled to receive fifty (50%) percent of the net profits arising out of an assignment or sublease (except for a transfer not requiring Landlord's consent pursuant to Paragraphs 12.3 and 12.4), such profits to be determined by subtracting all rent and additional rent due from Tenant with respect to the time period and square footage applicable to the assignment or sublease, plus the brokerage fees, leasing commissions, attorneys' fees, and costs of all alterations to the Premises incurred by Tenant, from the total consideration to be paid by the transferee."

(8) Permitted Transfers. Insert the following as Paragraph 12.3 of the Lease: "Notwithstanding anything to the contrary contained in this Paragraph 12, Tenant may assign this Lease or sublet all or any portion of the Premises, without Landlord's consent, to any person or entity controlling, controlled by, or under common control with Tenant, or to a successor of Tenant resulting from a merger or consolidation of Tenant, or to the purchaser of all or substantially all of Tenant's assets or stock; provided, however, that (i) no such assignment or sublease shall relieve Tenant from any liability under this Lease, whether accrued to the date of such assignment or sublease or thereafter accruing, and (ii) such assignee or sublessee expressly assumes, in writing, all of Tenant's obligations under this Lease, in form and content reasonably acceptable to Landlord (except, as between a sublessee and Tenant, for the specific business deal between Tenant and such sublessee), and (iii) no series of one or more of such transfers shall be used by Tenant to "spin-off" this Lease to independent third parties, and (iv) Tenant shall give Landlord ten (10) days' prior written notice of any such assignment or subletting not requiring Landlord's consent (or if Tenant is unable to disclose an impending transaction, then Tenant shall notify Landlord in writing within five (5) days after the transaction)."

(9) Estoppel Certificate. In Paragraph 15.1 of the Lease, in the third line, insert the following after "hereto": "or, if no form is attached hereto, then in form and content reasonably acceptable to the party certifying such information, and in any case certifying as to the status of this Lease, including whether this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements); the amount of Base Rent and Additional Rent then being paid and the dates to which same have been paid; whether or not there is any existing or alleged default by either party with respect to which a notice of default has been served, or any facts exist which, with the passing of time or giving of notice, would constitute a default and, if there is any such default or facts, specifying the nature and extent thereof;."

(10) Notice Requirements. In Paragraph 16.6 of the Lease:

(a) in the fourth line, delete "the" and replace it with the following: "this."

(b) in the seventh line, delete "possessing" and replace it with the following: "possession."

(11) Access. Insert the following as Paragraph 16.33 of the Lease: "Tenant shall have access to the Premises 24 hours per day, seven days per week, subject to Landlord's reasonable security requirements and subject to force majeure."

(12) Landlord's Lien. Insert the following as Paragraph 16.34 of the Lease: "If Tenant enters into an equipment lease for equipment owned by a bona fide leasing company or manufacturer, then Landlord agrees to waive any liens it may have against such leased equipment in substantially the form attached to and made a part of the Lease as Exhibit D. If Tenant enters into financing arrangements other than equipment leases, then Landlord agrees to subordinate any landlord's lien for rent to a bona fide lender providing financing for Tenant, in form and content reasonably acceptable to Landlord and Tenant's lender."

(13) Right of First Offer. Insert the following as Paragraph 16.35 of the Lease:

"(a) Commencing on the Commencement Date and continuing through the Term (and any renewals or extensions thereof), Landlord hereby grants to Tenant a continuing right of first offer with respect to space in the Building contiguous to the Premises (the "Right of First Offer Space").

(b) Such right of first offer is exercisable by Tenant as follows: Landlord shall notify Tenant that all or any portion of the Right of First Offer Space has become available for lease. By written notice delivered to Landlord within seven (7) business days after receipt of such notice, Tenant may elect to pursue negotiations for the lease of such available space. If Tenant fails to notify Landlord within such seven (7) business day period and within one hundred eighty (180) days thereafter, Landlord enters into a lease for such space, then the right of first offer shall be deemed to be waived and of no further force or effect until such time as a third party lease entered into by Landlord for such space expires. If Tenant elects to pursue negotiations, then Tenant and Landlord shall, within five (5) business days after Tenant's notice to Landlord, enter into good faith negotiations for the lease of such space by Tenant at the then-current market rates, terms, and conditions for such space, including, but not limited to, the improvements to the space, length of term, and the rental rates for the space; however, the negotiations shall be subject to the proviso that if then-current market rentals are greater than the rent payable under this Lease, then the rental rates for the Right of First Offer Space shall be at the rental rates set forth in this Lease.

(c) If, despite such good faith negotiations, the parties are unable to execute an agreement for the lease of such space within fifteen (15) days after the date that Landlord submits the first draft of an agreement for

the lease of such space (whether by amendment to the Lease or otherwise), then Landlord (without any further instrument or notice) shall have the right to lease such space to any entity at any rental amounts.

(d) Notwithstanding anything contained herein to the contrary, Tenant shall not be permitted to exercise the right of first offer while in default of the Lease, subject to any applicable default notice and grace or cure periods.

(e) Tenant's right of first offer is expressly subject and subordinate to the expansion rights, if any, in favor of existing tenants of the Building."

(14) Negotiation for Space in Other AMB-Owned Properties; Cancellation Right. Insert the following as Paragraph 16.36 of the Lease:

"(a) As of the date hereof, the entity executing this Lease as Landlord (i.e., AMB HTD – Beacon Centre, LLC), and/or entities affiliated with AMB Property, L.P. ("AMB Affiliates") (and for purposes of this paragraph AMB HTD – Beacon Centre, LLC and AMB Affiliates are collectively referred to as "AMB Owner"), own approximately 4 million square feet of industrial space in west Miami-Dade County near Miami International Airport, known as the Airport West submarket (the "AMB-Owned Properties"). For so long as an AMB Owner owns the Building, then from time to time, if Tenant desires to terminate this Lease in order to relocate to other space containing at least 150% of the then-existing square footage of the Premises, Tenant shall have the right to negotiate with the AMB Owner of AMB-Owned Properties in order for Tenant to lease such larger space in other AMB-Owned Properties (the "AMB-Owned Properties Right to Negotiate"), following written notice from Tenant of its desire to so negotiate, which notice shall include the amount of square footage desired by Tenant. Upon such notice, and provided no default exists under this Lease, subject to applicable notice and cure periods, Tenant and the applicable AMB Owner that has space to accommodate Tenant's needs (and if more than one AMB Owner has such space, then the AMB Owner selected by AMB Property, L.P. in its sole discretion) will negotiate in good faith for Tenant to lease such space as to all terms and conditions, including, but not limited to, the length of the lease, improvements to such space, and the rental rates for such space, all of which terms shall be acceptable to AMB Owner and Tenant in their sole discretion. Except to negotiate in good faith, neither AMB Owner nor Tenant shall have any obligation or liability whatsoever if the parties fail to reach agreement for a lease, and even a failure to negotiate in good faith shall have no affect whatsoever on the obligations of the Landlord and Tenant pursuant to this Lease (it being acknowledged and agreed that any breach of this paragraph shall in no event constitute a default by either party under this Lease, and that any remedies as between the applicable AMB Owner (even if Landlord) and Tenant in connection with any such negotiations shall be pursued separately from this Lease).

(b) In addition, within thirty (30) days following Tenant's exercise of the AMB-Owned Properties Right to Negotiate, Landlord shall notify Tenant if there are no AMB-Owned Properties with at least 150% of the then-existing square footage of the Premises to accommodate Tenant's needs which can be delivered to Tenant in its then as-is condition within twelve (12) months following Tenant's exercise of the AMB-Owned Properties Right to Negotiate. If Landlord so notifies Tenant, and provided that no default by Tenant or event which, with the passing of time or giving of notice would constitute a default by Tenant, exists under this Lease, then Tenant shall have the right to terminate this Lease (without payment of a termination fee) upon sixty (60) days' notice to Landlord (the "Termination Effective Date"), which termination notice must be delivered within ten (10) business days following Landlord's notice to Tenant that there are no AMB-Owned Properties to accommodate Tenant's needs as described herein. If Tenant fails to terminate this Lease within the time period prescribed herein, then , Tenant's right to terminate shall be void and of no further force or effect. If Tenant timely exercises the termination option, then Tenant shall vacate and surrender the Premises in the manner required by this Lease, on or before the Termination Effective Date, and both parties shall thereupon be relieved of all further obligations under this Lease, except as expressly set forth in this Lease. From the date of Tenant's termination notice through the later of (i) the Termination Effective Date or (ii) the date that Tenant has surrendered and vacated the Premises as set forth above, Tenant shall continue to pay to Landlord Base Rent, Tenant's Share of Operating Expenses, and any other sums with respect to the Premises in accordance with the terms of this Lease.

(c) Notwithstanding anything to the contrary contained herein, if at any time the Building is not owned by an AMB Owner (including, without limitation, as a result of a sale of the Building, or a foreclosure or deed-in-lieu of foreclosure), then the AMB-Owned Properties Right to Negotiate shall automatically and without further notice or instrument be deemed to be void and of no further force or effect."

ADDENDUM

COMMENCEMENT DATE CERTIFICATE

LANDLORD: AMB HTD - BEACON CENTRE, LLC

TENANT: CARGO CONNECTION LOGISTICS CORP.

LEASE DATE: ________________, 2004

PREMISES: 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126, located in Building 20 of Beacon Centre.

Tenant hereby accepts the Premises as being in the condition required under the Lease.

The Commencement Date of the Lease is ______________________, _____.

The Rent Commencement Date of the Lease is ______________________, _____.

The Expiration Date of the Lease is ______________________, _____.

NOTE: This certificate is to be executed subsequent to the original execution of the Lease, when and if required and requested by Landlord according to Paragraph 3.3 of the Lease.

Landlord:

AMB HTD - BEACON CENTRE, LLC,
a Florida limited liability company

By: AMB Property, L.P., a Delaware limited partnership, its sole member

By: AMB Property Corporation, a Maryland corporation, its general partner

By:______________________________
David H. Buxbaum, Vice President

Witness:__________________________
Print Name:_______________________

Witness:__________________________
Print Name:_______________________

Date:____________________

Tenant:

CARGO CONNECTION LOGISTICS CORP.,
a Delaware corporation

By:______________________________
Name:____________________________
Title:_____________________________

Witness:__________________________
Print Name:_______________________

Witness:__________________________
Print Name:_______________________

Date:____________________

ADDENDUM

SUBSTITUTE SPACE

This Substitute Space Addendum is a part of the Lease dated ________________, by and between AMB HTD - BEACON CENTRE, LLC ("Landlord") and CARGO CONNECTION LOGISTICS CORP. ("Tenant") for the premises commonly known as 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126, located in Building 20 of Beacon Centre.

If Landlord so requests, Tenant shall vacate the Premises and relinquish its rights with respect to the same. In such event Landlord shall (1) provide to Tenant substitute space in the Building or the Industrial Center reasonably comparable in size, configuration, and accessibility to the Premises, (2) at Landlord's sole cost, risk, and expense, move Tenant and its inventory, furniture and other removable personal property and all property of others then held by Tenant from the Premises to such new space in such manner as will minimize, to the greatest extent practicable, undue interference with the business or operations of Tenant, and (3) reimburse Tenant for its out-of-pocket costs reasonably incurred in connection with such relocation, including, without limitation, personnel costs, computer installation costs, costs of printing new stationary, and costs of notifying persons or entities whose property is stored with Tenant. Any such substitute space shall, from and after the date such space is so provided, be treated as the Premises demised under this Lease and shall be occupied by Tenant under the same terms, provisions and conditions as are set forth in this Lease. Landlord shall give Tenant at least sixty (60) days prior written notice of such relocation.

ADDENDUM

LANDLORD'S CONSTRUCTION OF THE IMPROVEMENTS; PLUS MOVING ALLOWANCE

This Landlord's Construction of the Improvements; Plus Moving Allowance Addendum is a part of the Lease dated ______________________, by and between AMB HTD - BEACON CENTRE, LLC ("Landlord") and CARGO CONNECTION LOGISTICS CORP. ("Tenant") for the premises commonly known as 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126, located in Building 20 of Beacon Centre.

(a) Tenant acknowledges and agrees that Landlord has afforded Tenant the opportunity for full and complete examination and inspection of the Premises prior to executing the Lease and that, except as expressly set forth below and except for latent defects which are undiscoverable based upon reasonable investigation, Tenant is accepting the Premises in "as-is" condition on the date of the Lease and that Landlord shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, fixture, material, decoration, or equipment in order to prepare the Premises for Tenant's occupancy, except as expressly set forth herein. Any and all alterations and improvements to the Premises shall be at Tenant's expense (including, without limitation, any impact fees) and are subject to the provisions of the Lease applicable to alterations, including, without limitation, that the plans and specifications, and the contractors and subcontractors to be retained by Tenant, for any such alterations and improvements are subject to Landlord's prior written approval, which approval will not be unreasonably withheld with respect to interior, nonstructural alterations, or as to contractors and subcontractors.

(b) Notwithstanding the foregoing, prior to the Rent Commencement Date, Landlord, at its expense, will achieve Substantial Completion (as hereinafter defined) of a demising wall in order to separate the Premises from the remainder of the Building, utilizing Landlord's Building-standard methods and materials (the "Demising Wall").

(c) "Substantial Completion" shall mean that a certificate of occupancy (temporary or final) has been issued for the Demising Wall.

(d) In addition, in conjunction with Tenant taking occupancy of the Premises, prior to the Rent Commencement Date, Landlord, at its expense, will confirm that the HVAC, mechanical, electrical, plumbing, and fire safety systems serving the Premises are in working order.

(e) Landlord, at its expense (subject to the provisions hereof), will also construct the following improvements, all utilizing Landlord's Building-standard methods and materials (the "Additional Improvements"): (i) one (1) interior partition wall in the office portion of the Premises as shown on a space plan and budget to be mutually approved by the parties working together in good faith promptly after the date of the Lease, and (ii) one (1) concrete dock-to-street ramp. Notwithstanding the foregoing, Landlord shall not be required to incur more than Five Thousand and No/100 ($5,000.00) Dollars for the interior partition wall described herein (including any necessary demolition and including any architectural and engineering fees) (the "Partition Allowance"). Tenant shall be responsible for any and all costs and expenses with respect to the interior partition wall which are above the Partition Allowance based on the approved budget. Tenant shall pay any such excess to Landlord within ten (10) days after receipt of invoice(s) from Landlord. Except as otherwise may be expressly provided below, Tenant shall receive no credit or payment for any unused portion of the Partition Allowance. Until Tenant has approved the budget for the interior partition wall, Landlord shall not be obligated to construct the interior partition wall.

(f) Landlord will complete the Additional Improvements as soon as reasonably practicable following the Rent Commencement Date. Tenant acknowledges that the Additional Improvements may affect Tenant's use and occupancy of the Premises during the period of construction, and that access to the Premises and construction by Landlord and its contractors shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of rent or relieve Tenant from any obligation under the Lease. If Landlord has not completed the interior partition wall within one hundred twenty (120) days after Tenant's approval of the budget therefor (subject to any delays caused by Tenant, and subject to force majeure events and other delays beyond Landlord's reasonable control), then, as Tenant's sole and exclusive remedy, Tenant may elect to complete the interior partition wall and bill Landlord for the actual costs incurred by Tenant in connection therewith. If Landlord does not pay such bill within thirty (30) days after receipt of the bill from Tenant, then Tenant may deduct the amount of such bill from the next due installment(s) of Base Rent, until fully credited. In addition, if Landlord has not completed the ramp within one hundred twenty (120) days after the Rent Commencement Date (subject to any delays caused by Tenant, and subject to force majeure events and other delays beyond Landlord's reasonable control), then, as Tenant's sole and exclusive remedy, Tenant may elect to complete the ramp and bill Landlord for the actual costs incurred by Tenant in connection therewith. If Landlord does not pay such bill within thirty (30) days after receipt of the bill from Tenant, then Tenant may deduct the amount of such bill from the next due installment(s) of Base Rent, until fully credited.

(g) In addition to the Partition Allowance, Landlord will provide Tenant with an additional allowance of Twenty-Six Thousand and No/100 ($26,000.00) Dollars for Tenant's moving and other relocation expenses, (which expenses may include, without limitation, costs incurred to move Tenant's owned property and warehoused property of others to the Premises, costs of furniture, equipment, fixtures and machinery, installation of wiring and cable, security system purchase and installation, telephone system purchase and installation, and all other costs reasonably incurred in making the Premises ready for the operation of Tenant's business within the Premises) (the "Moving Allowance"). Landlord shall reimburse Tenant for the Moving Allowance within thirty (30) days

following Landlord's receipt of invoice(s) together with reasonable supporting documentation evidencing that Tenant has incurred moving and other relocation expenses. If the Landlord's costs for the interior partition wall as described above are less than the Partition Allowance, then the unused portion may be used by Tenant for such moving and other relocation expenses. Except as expressly provided in the preceding sentence, Tenant shall receive no credit or payment for any unused portion of the Partition Allowance and/or the Moving Allowance.

ADDENDUM

OPTION TO EXTEND

This Option to Extend Addendum is a part of the Lease dated ____________________, by and between AMB HTD - BEACON CENTRE, LLC ("Landlord") and CARGO CONNECTION LOGISTICS CORP. ("Tenant") for the premises commonly known as 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126, located in Building 20 of Beacon Centre.

1. **Option to Extend.** Landlord hereby grants to Tenant the option to extend the Term of this Lease for the following option periods (collectively, "Option Periods") commencing when the immediately prior term expires:

(a) Commencing one (1) day following the Expiration Date of the initial Term and continuing for thirty-six (36) months thereafter (the "First Option Period").

(b) Commencing one (1) day following the Expiration Date of the First Option Period and continuing for thirty-six (36) months thereafter (the "Second Option Period").

2. **Exercise Date.** For purposes of this Addendum, the Last Exercise Date is six (6) months prior to the date that the applicable Option Period would commence.

3. **Monthly Base Rent.** The monthly Base Rent for each month of each Option Period shall be a "Market Rent Adjustment" as described below but in no event shall the monthly Base Rent for any Option Period be less than the highest monthly Base Rent payable during the term immediately preceding the Option Period.

4. **Conditions to Exercise of Option.** Tenant's right to extend is conditioned upon and subject to each of the following:

(a) In order to exercise the option to extend, Tenant must give written notice of such election to Landlord and Landlord must receive the same by the Last Exercise Date. If proper notification of the exercise of the option is not given and/or received, such option shall automatically expire. Failure to exercise an option terminates that option. Tenant acknowledges that because of the importance to Landlord of knowing no later than the Last Exercise Date whether or not Tenant will exercise the option, the failure of Tenant to notify Landlord by the Last Exercise Date will conclusively be presumed an election by Tenant not to exercise the option.

(b) Tenant shall have no right to exercise the option (i) if Tenant is in Default (subject to applicable notice and cure periods) or (ii) in the event that Landlord has given to Tenant three (3) or more written notices of separate Defaults during the 12-month period immediately preceding the exercise of the option, whether or not the Defaults are cured, specifying in the first or second such Default notice that a third default will result in Tenant forfeiting its extension option. The period of time within which the option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the option because of the provisions of this paragraph.

(c) All of the terms and conditions of the Lease except where specifically modified by this Addendum shall apply.

(d) Tenant's option to extend the Lease shall not be transferable by Tenant, except in conjunction with a permissible transfer in accordance with the applicable provisions of the Lease.

5. **Calculation of Rent Adjustment.**

<u>Market Rent Adjustment</u>. Four months prior to the commencement of each Option Period, the Parties shall negotiate in good faith to determine the Base Rent for the upcoming Option Period. If agreement cannot be reached within thirty (30) days, then Landlord and Tenant shall each, no later than ninety (90) days prior to the commencement of the applicable Option Period, make a reasonable determination of the fair market rental for the Premises for the applicable Option Period and submit such determination, in writing, to arbitration in accordance with the following provisions:

(i) No later than ninety (90) days prior to the commencement of the applicable Option Period, Landlord and Tenant shall each select an industrial leasing broker to act as an arbitrator. The two arbitrators so appointed shall, no later than seventy-five (75) days prior to the commencement of the applicable Option Period, select a third mutually acceptable industrial leasing broker to act as a third arbitrator.

(ii) The three arbitrators, acting by a majority, shall no later than sixty (60) days prior to the commencement of the applicable Option Period, determine the actual fair market rental for the Premises for the applicable Option Period. The decision of a majority of the arbitrators shall be binding on the Parties. The fair market rental determination of Landlord or Tenant, which is closest to the fair market rental, as determined by the arbitrators shall be the Base Rent for the applicable Option Period.

(iii) If either of the Parties fails to appoint an arbitrator within the period required by this Addendum, the arbitrator timely appointed shall determine the Base Rent for the applicable Option Period.

(iv) The entire cost of such arbitration shall be paid by the party whose fair market rental submission is not selected.

6. **As-Is.** Tenant shall be deemed to have accepted the Premises in "as-is" condition as of the commencement of each Option Period, subject to any other repair and maintenance obligations of Landlord under the Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant's renewal of the Lease.

7. **No Further Option.** Following expiration of the Second Option Period as provided herein, Tenant shall have no further right to renew or extend the Lease.

Landlord:

AMB HTD - BEACON CENTRE, LLC,
a Florida limited liability company

By: AMB Property, L.P., a Delaware limited partnership, its sole member

By: AMB Property Corporation, a Maryland corporation, its general partner

By: ____________________
David H. Buxbaum, Vice President

Witness: ____________________
Print Name: ____________________

Witness: ____________________
Print Name: ____________________

Date: ____________________

Tenant:

CARGO CONNECTION LOGISTICS CORP.,
a Delaware corporation

By: [signature]
Name: SCOTT GOODMAN
Title: TREASURER

Witness: [signature]
Print Name: JOHN L. UDELL

Witness: [signature]
Print Name: Christopher Mailer

Date: 9/30/04

EXHIBIT A

DESCRIPTION OF PREMISES


SUBJECT
SPEC SPACE
APPROVED BY:
DATE
ST-1

EXHIBIT B

RULES AND REGULATIONS/SIGN CRITERIA

1. Security. The Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using, or entering the same, or any equipment, furnishings, or contents thereof, and the Tenant shall comply with the Landlord's reasonable requirements relative thereto.

2. Return of Keys. At the end of the Term, the Tenant shall promptly return to the Landlord all keys for the Building and Premises which are in the possession of the Tenant. In the event any Tenant fails to return keys, Landlord may retain $50.00 of Tenant's security deposit for locksmith work and administration.

3. Repair, Maintenance, Alterations, and Improvements. The Tenant shall carry out Tenant's repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by the Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

4. Water Fixtures. The Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by the Tenant shall be paid for by the Tenant.

5. Personal Use of Premises. The Premises shall not be used or permitted to be used for residential, lodging, or sleeping purposes or for the storage of personal effects or property not required for business purposes.

6. Heavy Articles. The Tenant shall not place in or move about the Premises without the Landlord's prior written consent any safe or other heavy article which in the Landlord's reasonable opinion may damage the Building, and the Landlord may designate the location of any such heavy articles in the Premises.

7. Bicycles, Animals. The Tenant shall not bring any animals or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by the Landlord for such purposes.

8. Deliveries. The Tenant shall ensure that deliveries of supplies, fixtures, equipment, furnishings, wares, and merchandise to the Premises are made through such entrances, elevators, and corridors and at such times as may from time to time be designated by the Landlord, and shall promptly pay or cause to be paid to the Landlord the cost of repairing any damage in the Building caused by any person making improper deliveries.

9. Solicitations. The Landlord reserves the right to restrict or prohibit canvassing, soliciting, or peddling in the Building.

10. Food and Beverages. Only persons approved from time to time by the Landlord may prepare, solicit orders for, sell, serve, or distribute foods or beverages in the Building, or use the Common Areas for any such purpose. Except with the Landlord's prior written consent and in accordance with arrangements approved by the Landlord, the Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving, or distribution of food or beverages.

11. Refuse. The Tenant shall place all refuse in proper receptacles provided by the Tenant at its expense in the Premises or in receptacles (if any) provided by the Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts, and shafts of the Building, free of all refuse.

12. Obstructions. The Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells, or other Common Areas, or use such locations for any purpose except access to and exit from the Premises without the Landlord's prior written consent. The Landlord may remove at the Tenant's expense any such obstruction or thing caused or placed by the Tenant (and unauthorized by the Landlord) without notice or obligation to the Tenant.

13. Proper Conduct. The Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

14. Employees, Agents, and Invitees. In these Rules and Regulations, "Tenant" includes the employees, agents, invitees, and licensees of the Tenant and others permitted by the Tenant to use or occupy the Premises.

15. Parking. If the Landlord designates tenant parking areas for the Building, the Tenant shall park its vehicles and shall cause its employees and agents to park their vehicles only in such designated parking areas. The Tenant shall furnish the Landlord, upon request, with the current license numbers of all vehicles owned or used by the Tenant or its employees or agents and the Tenant thereafter shall notify the Landlord of any changes in such numbers within five (5) days after the occurrence thereof. In the event of failure of the Tenant or its employees or agents to park their vehicles in such designated parking areas, the Tenant shall forthwith on demand pay to the

Landlord the sum of Twenty and No/100 ($20.00) Dollars per day per each car so parked. Landlord may itself or through any agent designated for such purpose, make, administer, and enforce additional rules and regulations regarding parking by tenants and by their employees or agents, including, without limitation, rules and regulations permitting the Landlord or such agent to move any vehicles improperly parked to the designated tenant or employee parking areas. No disabled vehicle shall be left in the parking areas of the Building for more than 24 hours.

BEACON CENTRE WAREHOUSE
SIGNAGE CRITERIA
12/6/93

REV. 6-17-96

ALLOWABLE SIGNS

1. All Tenants will be allowed a primary Tenant I.D. sign consisting of the company name and corporate logo only (Sign Type A), located in the designated sign band of the specific building where the Tenant is leasing space. (EXHIBITS A & B)

   Building architecture varies from building to building. The Tenant's sign may not exceed 3/5 of the allowable height of the sign band and must be centered over the width of their space and/or above the main entrance to the premises. Subject to Owner's approval. (Example: 5'-0" H sign band = 3'-0" sign and 1'-0" space top and bottom).

2. No sign shall exceed 3'-0" in overall height. (EXHIBITS A & B) The exact location for any Tenant signs must be approved by the Owner prior to any fabrication or installation of signs. A side setback of 3'-0" from Tenant side lease line with adjacent Tenants' must be observed.

3. Methods of fabrication for Sign Type A are shown in EXHIBIT C. (It consists of four possible ways to manufacture illuminated or non-illuminated signs as the primary Tenant I.D.
   a) Non-illuminated aluminum or sintra (PVC Board) 1" thick letter, pin mounted on spacers 1/2" off the face of the building.
   b) Non-illuminated reverse channel type letters.
   c) Illuminated channel letters.
   d) Illuminated reverse channel letters.

   All details shown in EXHIBIT C must be followed by the sign fabricator. No exceptions or substitutions will be allowed.

4. Each Tenant space shall have a postal I.D. number at the front entrance designed, fabricated and installed by the Owner. It shall not be removed or relocated. (EXHIBITS A,B &F)

5. In addition to Sign Type A, each Tenant will be allowed one Sign Type B which consists of a 2'-0"H x 2'-0"W max. area on the front glass next to the entry door. The sign may be applied to the glass by silkscreening printing or by computer generated vinyl die cut letters. The corporate logo, corporate name, business hours, etc. may appear in this sign. (EXHIBITS A, B &F)

6. In addition to the Sign Type A & B, the Tenant will be allowed one Sign Type C located on one rear "man door" at the loading dock area. The sign shall be located on the door in an area 1'-6"H x 1'-6"W max., centered on the door 5'-6" from top of sign to floor. This sign must be made from computer generated vinyl die cut letters. (EXHIBIT D)

7. Each Tenant Loading Dock Area shall be allowed a postal I.D. number, not to exceed 9" in height, centered over loading dock door; to be designed, fabricated and installed by Tenant. Loading dock Postal I.D. numbers must be approved by the Owner prior to any fabrication or installation of signs. (EXHIBIT E)

   In addition, if Tenant space includes more than one loading dock door, each Tenant Loading Dock Area shall be allowed a name/message panel, not to exceed 1'-0"H x 4'-0"W, centered over second loading dock door; to be designed, fabricated and installed by Tenant. Name/message panel must be approved by the Owner prior to any fabrication or installation of signs. (EXHIBIT E)

8. Signs on buildings with tower entry features or other unique architectural features: At the sole discretion of the Owner, Tenant may be allowed to install a sign consisting of his corporate logo or symbol only on the tower, in a size and location determined solely by the Owner, at Tenant's expense. (EXHIBIT F)

9. All signs must be permitted by the sign fabricator or Tenant through the normal Dade County sign code procedure prior to fabrication and installation, and a copy of the sign permit must be given to the Owner before fabrication and installation begins.

10. General Notes:

    1. Tenant designed signage must conform to all criteria set forth in the following exhibits.
    2. No fluorescent light box type signs allowed.
    3. Owner must approve all signs for Tenant space prior to fabrication and installation. Final location of any sign will be determined solely with Owner approval.
    4. Tenant must use Owner approved sign designer when applicable at Tenant's sole expense.
    5. Tenant to supply Camera Ready Artwork for any logos to be used, including color specifications and designations using the PMS - Pantone Matching System. All colors to be approved by Owner and/or his design consultant prior to any fabrication.
    6. Electricity for signs and hookup for electrical signs including roof penetrations, if necessary, is at sole cost of Tenant. Tenant must use Owner approved contractor for this work. Owner not responsible for parapet wall/roof membrane penetrations for tenants lighted signs.
    7. Tenant must use sign fabricator from the approved sign fabricator list provided by the owner.



3'-0" setback
Center sign
3'-0" setback
1/5
3/5
1/5
Sign band area for wall signs varies from building to building.
Type height not to exceed 3/5 of band height
Sign type A
Postal suite number by owner
Sign type B
Vinyl die cut copy & or tenant logo on outside of glass - area to be 2'-0" x 2'-0" max.

PRIMARY TENANT IDENTIFICATION

NOTE: Buildings will vary. Confirm exact building elevation with owner prior to preparation of sign drawings for submittal.

EXHIBIT A


No fluorescent light box type signs allowed
Sign option 2
Surface mounted cut out or reverse channel copy & or tenant logo - Type height not to exceed 3/5 of band height
Sign option 1
Awning w/white vinyl die cut copy & or tenant logo - type height not to exceed 3/5 of awning front height
1'-0" setback
10'-0" maximum copy length
1'-0" setback
1/5
3/5
1/5
Sign band area for wall signs varies from building to building. Type height not to exceed 3/5 of band height
Postal suite number by owner
2'-0" X 2'-0" space allowed sign at tenants expense
Vinyl die cut letters & or tenant logo -

PRIMARY TENANT IDENTIFICATION @ FLEXSPACE / ONE MAJOR SIGN ALLOWED

EXHIBIT B
12/6/93


Aluminum tube spacers painted to match building
Non-ferrous metal studs as required, set in epoxy
Existing wall
1" aluminum or sintra pin mounted letters
1/2" space typical

Non-illuminated Pin Mount


Fabricated aluminum channel letter
will vary
Aluminum tube spi cers painted to match b ilding
Non-ferrous metal studs as required, set in epoxy
Aluminum support
Existing wall
Typical galvanized steel wire legs not acceptable

Non-illuminated Reverse Channel


will vary
1/2" space typical
Fasteners at side (no jewelite trim)
Acrylic face of letter
Aluminum tube spacers painted to match building
Electrical connections: Surface jumps permitted between letters. No surface jumps permitted between words. All connections through building face to transformers.
will vary
Neon on stand off
Existing wall
Non-ferrous metal studs as required, set in epoxy
Fabricated aluminum channel letter

Illuminated Channel


will vary
will vary
Fabricated aluminum channel letter
Aluminum tube spacers painted to match building
Electrical connections: Surface jumps permitted between letters. No surface jumps permitted between words. All connections through building face to transformers.
will vary
Neon on stand off
Non-ferrous metal studs as required, set in epoxy
Existing wall
Aluminum support
Typical galvanized steel wire legs not acceptable

Illuminated Reverse Channel

TYPICAL LETTER SECTIONS AND MOUNTING DETAILS

EXHIBIT C


EQ
1'-6"
EQ
1'-6"
5'-6"
Maximum area allowed
for sign is 1'-6"w x 1'-6"h
Top of sign - 5'-6" from floor
Center sign on door
Owner approved client logo and client color -
vinyl die cut letters and shapes

PICAL TENANT MAIN DOOR @ WAREHOUSE/FLEX SPACE; ONLY ONE DOOR SIGN ALLOWED

EXHIBIT D



EQ
1'-3"
EQ
MAX ALLOWABLE SIGN AREA
5'-0"
6"
RECEIVING
116 – B
LOADING DOCK SIGN NUMBER
BY TENANT-IF DESIRED
2 LINES OF TEXT
MAX CAP HEIGHT 6"
1 LINE OF TEXT MAX CAP HEIGHT 12"
NOT TO EXCEED 5'-0" IN LENGTH.
NO FLOURESCENT LIGHT BOX
TYPE SIGNS ALLOWED

EXHIBIT E
REV. 6-17-96


EQ
8'-0" max
EQ
EQ
5'-0" max
EQ
Postal suite number by owner
Vinyl die cut copy & or tenant logo on outside of glass - area to be 2'-0" x 2'-0" max

PRIMARY TENANT IDENTIFICATION/ TOWER OR FEATURE

EXHIBIT F



OWNER APPROVED CLIENT LOGO
& CLIENT COLOR-
VYNIL DIE CUT LETTER & SHAPES
DARK GREEN
VINYL DIE CUT LETTERS
TO MATCH PMS 343 U
NOTE:
DOOR IS PALE
PEACH COLOR
1'-6"
STANLEY
INTER-AMERICA D.C.,INC.
2101 N.W.84 AVE
MIAMI ,FL 33122
RECEIVING HOURS
8:00 AM-12:00 AM
&
1:00 PM-3:00 PM
1'-6"
5'-0"
MAX.AREA ALLOWED
FOR SIGN IS 1'-6"W X1'-6"H
TOP OF SIGN BEGINS AT 5'-0"
ABOVE FLOOR
CENTER SIGN
ON DOOR
REAR DOOR N.T.S

TYPICAL TENANT REAR DOOR @ WAREHOUSE/FLEX SPACE (any numbers of bays)
EXHIBIT: ONLY ONE DOOR SIGN ALLOWED

EXHIBIT C

ENVIRONMENTAL AND USE QUESTIONNAIRE
FOR TENANT MOVE-IN AND LEASE RENEWAL

Property Name: ____________________
Property Address: ____________________
Lease Date: ____________________
Landlord: AMB HTD - BEACON CENTRE, LLC
Tenant: CARGO CONNECTION LOGISTICS CORP.

Instructions: The following questionnaire is to be completed by the Tenant Representative with knowledge of the planned/existing operations for the specified building/location. A copy of the completed form must be attached to all new leases and renewals, and forwarded to the Landlord's Risk Management Department.

1-0 PLANNED USE/OPERATIONS

1-1. Describe planned use (new lease) or existing operations (lease renewal), and include brief description of manufacturing processes employed.

2.0 HAZARDOUS MATERIALS

2-1. Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.
o No ● Yes

2-2. Are any of the following materials handled on the property? (A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

- o Explosives
- ● Solvents
- ● Acids
- ● Gases
- o Other (please specify)
- ● Fuels
- ● Oxidizers
- o Bases
- o PCBs
- ● Oils
- ● Organics/Inorganics
- ● Pesticides
- ● Radioactive Materials

2-3. For the following groups of chemicals, please check the type(s), use(s), and quantity of each chemical used or stored on the site. Attach either a chemical inventory or list the chemicals in each category.

FOR TRANSPORTATION SERVICES ONLY (NOT IN BULK)

___ Solvents	___ Gases
Type:	Type:
Use:	Use
Quantity:	Quantity:
___ Inorganic	___ Acids
Type:	Type:
Use:	Use:
Quantity:	Quantity:
___ Fuels	___ Explosives
Type:	Type:
Use:	Use:
Quantity:	Quantity:
___ Oils	___ Bases
Type:	Type:
Use:	Use
Quantity:	Quantity:
___ Oxidizers	___ Pesticides

Type: ____________________ Type: ____________________

Use: ____________________ Use ____________________

Quantity: ____________________ Quantity: ____________________

___ Organic ___ Radioactive Materials

Type: ____________________ Type: ____________________

Use: ____________________ Use ____________________

Quantity: ____________________ Quantity: ____________________

___ Other

Type: ____________________

Use: ____________________

Quantity: ____________________

2-4. List and quantify the materials identified above.

MATERIAL	PHYSICAL STATE	CONTAINER SIZE	NUMBER OF CONTAINERS

2-5. Describe the storage area location(s) for these materials.

3.0 HAZARDOUS WASTES

3-1. Are hazardous wastes generated? If so, continue with the next question. If not, skip this section and go to section 4.0. ● No o Yes

3-2. Are any of the following wastes generated, handled, or disposed of (where applicable) on the property?

- o Hazardous wastes
- o Waste oils
- o Air emissions
- o Other (please specify)
- o Industrial Wastewater
- o PCBs
- o Sludges

3-3. Identify and describe those wastes generated, handled or disposed of (disposition). Specify any wastes known to be regulated under the Resource Conservation and Recovery Act (RCRA) as "listed characteristic or statutory" wastes. Include total amounts generated monthly. Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

3-4. List and quantify the materials identified in Question 3-2 of this section.

WASTE GENERATED	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-5. Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? If so, please describe.

4.0 USTS/ASTS

4-1. Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines present on site (lease renewals) or required for planned operations (new tenants)? If not, continue with section 5.0. If yes, please describe capacity, contents, age, design and construction of USTs or ASTs

No.

4-2. Is the UST/AST registered and permitted with the appropriate regulatory agencies? Please provide a copy of the required permits.

4-3. Indicate if any of the following leak prevention measures have been provided for the USTs/ASTs and their associated piping. Additionally, please indicate the number of tanks that are provided with the indicated measure. Please provide copies of written test results and monitoring documentation.

____ Integrity testing

____ Leak detection system

____ Secondary containment

____ Cathodic protection

____ Inventory reconciliation

____ Overfill spill protection

____ Other (please describe)

4-4. If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5. If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the property? If so, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6. For lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes? For new tenants, are installations of this type required for the planned operations? If so, please describe.

4-7. If present or planned, have the chemical transfer pipelines been inspected or tested for leaks? If so, please indicate the results and provide a copy of the inspection or test results.

5.0 ASBESTOS CONTAINING BUILDING MATERIALS

5-1. Please be advised that this property participates in an Asbestos Operations and Maintenance Program, and that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0 REGULATORY

6-1. For lease renewals, are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging noncompliance with regulations? If so, please describe.

6-2. For lease renewals, are there any past, current, or pending lawsuits or administrative proceedings for alleged environmental damages involving the property, you, or any owner or tenant of the property? If so, please describe.

6-3. Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? If so, please provide a copy of this permit.

6-4. For lease renewals, have there been any complaints from the surrounding community regarding facility operations? If so, please describe. Have there been any worker complaints or regulatory investigations regarding hazardous material exposure at the facility? If so, please describe status and any corrective actions taken.

6-5. Has a Hazardous Materials Business Plan been developed for the site? If so, please provide a copy.

CERTIFICATION

I am familiar with the real property and facility operations described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that the Landlord will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature: [signature]

Name: Scott Goodman

Title: Treasurer

Date: 9-30-2004

Telephone: (516) 239-7000

EXHIBIT D

LANDLORD'S WAIVER OF LIEN AND SECURITY INTEREST

This Agreement is made and entered into as of this _______ day of __________, 2004, by and between ________ ____________________ ("Equipment Lessor"), and AMB HTD - BEACON CENTRE, LLC ("Landlord"), with reference to that certain Agreement, dated ______________________ (the "Equipment Lease"), by and between Equipment Lessor and CARGO CONNECTION LOGISTICS CORP. ("Tenant"), wherein Equipment Lessor has agreed to lease to Tenant the property listed on Attachment A ("Goods").

1. Landlord acknowledges that Equipment Lessor is the owner of the Goods affixed to, installed or kept at the real property generally known as 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126, located in Building 20 of Beacon Centre (the "Premises").

2. Landlord agrees that the Goods will remain personal property at all times even though they may be affixed to or installed upon the Premises.

3. Landlord hereby waives any right, title, claim or interest in the Goods by reason of the Goods being attached to or installed or resting upon the Premises and, subject to the rights of Tenant under the lease between Landlord and Tenant for the lease of the Premises (the "Lease"), hereby grants Equipment Lessor permission to remove the Goods from the Premises at any reasonable time during the term of the Lease after 5 days written notice to Landlord. Equipment Lessor will be allowed 5 business days for the removal of the Goods. Equipment Lessor shall prior to the end of such 5 day period repair any damage to the Premises that results from said removal. Equipment Lessor shall not disturb or interfere with other tenants' quiet enjoyment of their space in the Building and Industrial Center in which the Premises are located. During the period that Equipment Lessor is in possession of the Premises it shall perform all of the covenants of Tenant under the Lease other than the obligation to pay rent.

4. Equipment Lessor agrees on demand to reimburse the Landlord for the cost of repair of any physical damage to the Premises caused by Equipment Lessor's removal of the Goods. Equipment Lessor further agrees that the process of removal of the Goods will not leave the Premises in an unsafe condition or in a condition that could cause continuing damage.

5. If Equipment Lessor fails to remove the Goods from the Premises prior to the termination of the Lease and Landlord has given such notice to Equipment Lessor as may be required by law for property to be deemed abandoned, then, after the time provided by law, Landlord may deem the goods to be abandoned property.

6. Equipment Lessor agrees to give Landlord written notice of Equipment Lessor's declaration of any default of Tenant under the Equipment Lease within 10 days of such default unless such default is cured within such time period.

7. Any notice required or permitted to be given hereunder shall be deemed to be given (a) when hand delivered, (b) one (1) business day after pickup by any service that guarantees overnight delivery or (c) upon receipt, when sent by United States mail, postage prepaid, and return receipt requested. Notices shall be addressed as appears below for the respective parties, provided that if any party gives notice of a change in name or address, notices to the giver of such notice shall thereafter be given as demanded in such notice:

Equipment Lessor

Landlord

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NOTE: This document is to be executed and dated subsequent to the original execution of the Lease, when and if Landlord's consent of waiver is sought.

EQUIPMENT LESSOR:

By:______________________________

Print Name:_________________________

Title:_____________________________

Date:_____________________________

TENANT ACKNOWLEDGMENT AND AGREEMENT:

By:______________________________

Print Name:_________________________

Title:_____________________________

Date:_____________________________

LANDLORD:

AMB HTD - BEACON CENTRE, LLC

By: AMB Property, L.P., a Delaware limited partnership, its sole member

By: AMB Property Corporation, a Maryland corporation, its general partner

By:______________________________

Print Name:_________________________

Title:_____________________________

Date:_____________________________

EXHIBIT E

GLOSSARY

The following terms in the Lease are defined in the paragraphs opposite the terms.

TERM	DEFINED IN PARAGRAPH
Additional Rent	4.1
Applicable Requirements	6.3
Assign	12.1
Base Rent	1.4
Basic Provisions	1.1
Brokers	1.12, 16.27
Building	1.2
Building Operating Expenses	4.2(b)
Code	12.1
Commencement Date	1.3
Commencement Date Certificate	3.3
Common Areas	2.2
Common Area Operating Expenses	4.2(b)
Condemnation	14
Default	13.1
Expiration Date	1.3
HVAC	4.2(a)(x)
Hazardous Substance	6.2
Indemnity	8.5
Industrial Center	1.2
Landlord	1.1
Landlord Entities	6.2(c)
Lease	1.1
Lenders	6.4
Mortgage	16.18
Operating Expenses	4.2
Party/Parties	1.1
Permitted Use	1.8
Premises	1.2
Prevailing Party	16.13
Radon Gas	16.32
Real Property Taxes	10.2
Rent	4.1
Reportable Use	6.2
Requesting Party	15.1
Responding Party	15.1
Rules and Regulations	2.4
Sales and Use Tax	4.3
Security Deposit	1.7, 5
Taxes	10.2
Tenant	1.1
Tenant Acts	9.2
Tenant's Share	1.5
Term	1.3
Use	6.1
Usufruct	16.28

EXHIBIT F

MOVE OUT STANDARDS

This Move Out Standards Exhibit is a part of the Lease dated ____________________, by and between AMB HTD - BEACON CENTRE, LLC ("Landlord") and CARGO CONNECTION LOGISTICS CORP. ("Tenant") for the premises commonly known as 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126, located in Building 20 of Beacon Centre.

Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

At the expiration of this Lease, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its Personal Property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified for removal thereof. If Tenant fails to remove its personal property and fixtures upon the expiration of the Lease, the same shall be deemed abandoned and shall become the property of the Landlord.

Tenant shall surrender the Premises, at the time of the expiration of the Lease, in a condition that shall include, but is not limited to, addressing the following items:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.
2.	Dock Levelers & Roll Up Doors:	Should be in good working condition.
3.	Dock Seals:	Free of tears and broken backboards repaired.
4.	Warehouse Floor:	Free of stains and swept with no racking bolts and other protrusions left in floor. Cracks should be repaired with an epoxy or polymer.
5.	Tenant-Installed Equipment & Wiring:	Removed and space turned to original condition when originally leased. (Remove air lines, junction boxes, conduit, etc.)
6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.
7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks must be fixed and latest landlord maintenance and repairs recommendation must have been followed.
8.	Signs:	All exterior signs must be removed and holes patched and paint touched-up as necessary. All window signs should likewise be removed.
9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and/or heaters within the warehouse are operational and safe and that office HVAC system is also in good and safe operating condition.
10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet, and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of premises.
11.	Upon Completion:	Contact Landlord's property manager to coordinate date of turning off power, turning in keys, and obtaining final Landlord inspection of Premises which, in turn, will facilitate refund of security deposit.

EXHIBIT G

LETTER OF CREDIT REQUIREMENTS

For purposes of the Security Deposit for Tenant's obligations under the Lease, Tenant may deliver, or cause to be delivered, to Landlord one (1) unconditional, irrevocable, and transferable Letter of Credit (the "Letter," which term shall be deemed to include each replacement thereof), issued by a bank (the "Issuer") licensed to do business in the State of Florida, and acceptable to Landlord in its reasonable judgment. The Letter shall be in the amount of the security deposit as shown in the Lease and shall have an expiration date no earlier than one (1) year from its date of issuance. The Letter shall automatically renew for a period of no less than one (1) year from its expiration date (provided that the last such renewal period shall end no earlier than thirty (30) days after expiration date of the Lease), unless Issuer provides Landlord with at least sixty (60) days' notice of nonrenewal by certified mail, return receipt requested. The Letter shall be in a form reasonably acceptable to Landlord and shall provide that it may be drawn against, in whole or in part, by presentation to the Issuer of a sight draft in the appropriate amount identifying the Letter being drawn, along with a letter from Landlord to the Issuer stating that Tenant is in default of the Lease beyond the expiration of applicable notice and cure periods. No other requirements shall be imposed as a condition of drawing on the Letter. The Letter shall state that if the Letter is presented for payment prior to 10:00 a.m. on a business day, payment will be made by the close of business on the following business day. The Letter shall be manually signed by the corporate secretary (or another officer) of the Issuer who shall also certify that as of the date of issue of the Letter of the officer(s) executing same was fully empowered to execute such Letter and to bind the Issuer thereby.

If at any time Landlord receives notice of nonrenewal of the Letter as described above, then within thirty (30) days after Landlord receives such notice, Tenant shall deliver to Landlord a replacement Letter for the Letter, which replacement Letter shall be on the terms stated above for the original Letter except the replacement Letter shall be in an amount not less than the undrawn balance of the Letter being replaced or such lesser amount as may be approved by Landlord in writing. If Tenant fails to properly deliver to Landlord any required replacement Letter, Landlord may draw upon the unreplaced Letter for all or any part of the amount thereof.

Without notice to Tenant, Landlord shall be entitled to draw the full amount, or any remaining portion thereof, of the Letter if (a) a default under the Lease has occurred and is continuing and Landlord is entitled to exercise its rights and remedies under the Lease, or (b) Landlord is not furnished any replacement Letter when and in accordance with the terms hereof. If the Letter is drawn in full, the amounts received by Landlord pursuant thereto may be applied to the amounts due under the Lease in such order or manner as Landlord may, in its sole discretion, elect.

Notwithstanding the foregoing, Landlord shall not be required to release all or any remaining portion of the Letter if there exists any uncured default under the Lease after applicable notice and cure periods, or an event or circumstance has occurred which, with the giving of notice or the passing of time, or both, would constitute a default under the Lease. In addition, if at any time during the term of the Lease the rating of the Issuer by Standard & Poor, Moody's, or a similar nationally recognized rating organization is ever two rating levels lower than the rating of the Issuer as of the date of the Lease, then, at Landlord's option, Tenant shall replace the Letter with a Letter issued by a different bank reasonably acceptable to Landlord, or, if Tenant is unable to replace the Letter, Tenant shall post a cash security deposit with Landlord in the amount of the Letter.